Exhibit 4.2

FINAL

STOCK OPTION SUBSTITUTION AGREEMENT

This Stock Option Substitution Agreement (the “Agreement”) is made and entered into as of [Month, Date], [Year], by and between Kubota Pharmaceutical Holdings Co., Ltd., a Japanese corporation (the “Company”), and [Name] (the “Holder”).

WHEREAS, Acucela Inc. (“Acucela”) shall reincorporate under the laws of Japan (a “Redomicile Transaction”);

WHEREAS, in order to effect the Redomicile Transaction Acucela shall enter into the Agreement and Plan of Merger (the “Merger Agreement”) by and among Acucela, the Company and Acucela North America Inc., a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which (1) Acucela would be merged with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of the Company and (2) each issued and outstanding share of the Acucela’s common stock will be cancelled and converted into the right to receive one share of common stock of the Company (the “Merger”);

WHEREAS, Holder was granted options to purchase shares of Acucela common stock (the “Acucela Common Stock”) under the 2014 Equity Incentive Plan, as amended (the “2014 Plan”), the 2012 Equity Incentive Plan, as amended (the “2012 Plan”), and the 2002 Stock Option and Restricted Stock Plan (the “2002 Plan,” and together with the 2012 Plan and the 2014 Plan, the “Equity Plans”) as set forth on Exhibit B (the “Acucela Options”);

WHEREAS, the Merger Agreement provides that at the effective time of the Merger, all Acucela Options granted under the Equity Plans shall be cancelled, and in exchange therefore, the Company will issue stock acquisition rights (shinkabu yoyakuken) to purchase shares of common stock of the Company (each an “Option”) and each such Option shall (1) be exercisable for the same number of shares of common stock of the Company subject to the cancelled Acucela Option, (2) have the same exercise price as such cancelled Acucela Option, (3) be subject to the same vesting schedule as such cancelled Acucela Option, (4) have the same material terms as such cancelled Acucela Option (to the extent reasonably practicable under Japanese laws and regulations and not rendered inoperative by the application of the after the effective time of the Merger and in a manner that complies with sections 409A and 424(a) of the Code (as defined in Exhibit A) so as to avoid imposition of additional taxes to the extent applicable), and (5) not provide each holder of such cancelled Acucela Option with any additional benefits not provided under such cancelled Acucela Option; and

WHEREAS, the purpose of this Agreement is to evidence the substitution by the Company of the outstanding Acucela Options held by Holder at the effective time of the Merger and to reflect the grant of the Options in connection with the substitution by the Company in the Merger as set forth in this Agreement.

1. Grant of Option. The Holder has been granted Options as set forth on Exhibit C in substitution for the Acucela Options as set forth on Exhibit B. The terms and conditions of the Options (the “Terms and Conditions of Options”) are set forth in Exhibit D as required under the laws of Japan. Definitions are set forth in Exhibit A. If designated in Exhibit C as an ISO, the Options are intended to qualify as an Incentive Stock Option under Section 422 of the Code. The Options shall be governed by the terms of this Agreement and all of the Exhibits attached hereto. At all times the Company shall keep available a sufficient number of shares of Common Stock as shall be required to satisfy the requirements of the Options under this Agreement.

2. Term of Option. Each Option shall in any event expire on the Expiration Date set forth in Exhibit C.

3. Administration.

(a) This Agreement will be administered by the Administrator. Subject to this Agreement, the Administrator will have full power to implement and carry out this Agreement. The Administrator will have the authority to:

(i) construe and interpret this Agreement;

(ii) prescribe, amend and rescind rules and regulations relating to the Options;

(iii) determine the number of shares of Common Stock or other consideration subject to Options;

(iv) grant waivers of Agreement or Option conditions;

(v) determine the vesting, exercisability and payment of the Options;

(vi) correct any defect, supply any omission or reconcile any inconsistency in this Agreement or the Options;

(vii) adopt terms and conditions, rules and procedures relating to the operation and administration of this Agreement to accommodate requirements of relevant law and procedures;

(viii) make all other determinations necessary or advisable for the administration of this Agreement; and

(ix) delegate any of the foregoing to a subcommittee consisting of one or more executive officers pursuant to a specific delegation as permitted by applicable law.

(b) Any determination made by the Administrator with respect to the Options shall be made in its sole discretion, unless in contravention of any express term of this Agreement, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in this Agreement. Any dispute regarding the interpretation of this Agreement shall be submitted by the Holder or Company to the Administrator for review. The resolution of such a dispute by the Administrator shall be final and binding on the Company and the Holder. The Administrator may delegate to one or more executive officers the authority to review and resolve disputes with respect to Options held by the Holder.

4. Exercise of Option.

(a) Notwithstanding the Terms and Conditions of Options, the Options shall be vested and exercisable, in whole or in part, according to the vesting schedule specified in Exhibit C; provided that the Options will not be exercisable after the Expiration Date as set forth on Exhibit C which is 10 years from the date of the grant of the Acucela Options for which the Options are substituted. The Options may not be exercised for a fraction of a share of Common Stock.

(b) The Options are exercisable by delivery of an exercise notice in a form specified by the Company (the “Exercise Notice”) in the form approved by the Administrator, which shall state, among other things, the election to exercise the Options, the number of shares of Common Stock in respect of which the Options are being exercised (the “Exercised Shares”). The Exercise Notice shall be accompanied by payment of the aggregate exercise price as to all Exercised Shares together with any Tax-Related Items. The Exercise Notice shall be effective when it is received by the Company. The Options shall be deemed to be exercised upon receipt by the Company of a fully executed Exercise Notice accompanied by the aggregate exercise price and any Tax-Related Items due upon exercise of the Options. Assuming such compliance, for US income tax purposes or local law income tax purposes the Exercised Shares will be considered transferred to the Holder on the date the Options are exercised with respect to such Exercised Shares.

(c) If another person wants to exercise the Options after they have been transferred to him or her that person must prove to the Company’s satisfaction that he or she is entitled to exercise the Options. That person must also complete the proper Exercise Notice form and pay the exercise price and any Tax Related Items due upon exercise of the Options.

(d) Shares of Common Stock issued upon exercise of an Option will be issued in the name of the Holder.

(e) No shares of Common Stock will be issued pursuant to the exercise of the Options unless such issuance and exercise complies with all applicable U.S. and foreign federal and state securities and exchange control laws, rules and regulations of any governmental body, including without limitation all applicable laws and regulations and all applicable requirements of any stock exchange or automated quotation system on which the shares of Common Stock may be listed or quoted at the time of such issuance. Notwithstanding any other provision in this Agreement, the Company will have no obligation to issue the shares of Common Stock under this Agreement prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (ii) completion of any registration or other qualification of such shares of Common Stock under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the shares of Common Stock with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

(f) To the extent required by applicable law, the Company shall furnish to the Holder the Company’s summary financial information including balance sheet regarding the Company’s financial condition and results of operations, unless such Holder has duties with the Company that assure them access to equivalent information. Such financial statements need not be audited.

5. Method of Payment. Payment of the aggregate exercise price shall be by cash.

6. Termination.

(a) The Holder’s Service will be considered terminated as of the date the Holder is no longer providing Services to the Company, its Parent or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Holder is employed or the terms of the Holder’s employment agreement, if any) (the “Termination Date”). The Administrator shall have the exclusive discretion to determine when the Holder is no longer actively providing Services for purposes of this Agreement (including whether the Holder may still be considered to be providing Services while on an approved leave of absence). The Holder’s right to vest in any Option under this Agreement, if any, will terminate as of the Termination Date and will not be extended by any notice period (e.g., the Holder’s period of Services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Holder are employed or the terms of the Holder’s employment agreement, if any). Following the Termination Date, the Holder may exercise any Option only as set forth in this Agreement, provided that the period (if any) during which the Holder may exercise any Option after the Termination Date, if any, will commence on the date the Holder ceases to provide Services and will not be extended by any notice period mandated under employment laws in the jurisdiction where the Holder is employed or terms of the Holder’s employment agreement, if any. If the Holder does not exercise any Option within the Termination Period set forth in Exhibit C or the termination periods set forth in this Agreement, any Option shall terminate in its entirety. In no event, may any Option be exercised after the Expiration Date of the Option as set forth in Exhibit C.

(b) In the event Options terminate or expire for any reasons, including those set forth in Sections 6 (a) and 7, all such Options shall be deemed to have been waived by the Holder.

7. Termination Period.

(a) Unless otherwise provided in Exhibit C, if the Holder’s Service terminates for any reason except death or Disability, and other than for Cause, then the Options will expire at the close of business at Company headquarters on the date three months after the Holder’s Termination Date.

(b) Unless otherwise provided in Exhibit C, if the Holder dies before the Holder’s Service terminates, then the Options will expire at the close of business at Company headquarters on the date 12 months after the date of death.

(c) Unless otherwise provided in Exhibit C, if the Holder’s Service terminates because of the Holder’s Disability, then the Options will expire at the close of business at Company headquarters on the date 12 months after the Holder’s Termination Date.

(d) Unless otherwise provided in Exhibit C, if the Holder is terminated for Cause, then the Holder’s Options shall expire on the Holder’s Termination Date, or at such later time and on such conditions as are determined by the Company, but in any no event later than the Expiration Date of the Options as set forth in Exhibit C. The determination as to whether a Holder is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Holder.

(e) The Holder is responsible for keeping track of these exercise periods following the Holder’s Termination Date as set forth in this Agreement and in Exhibit C, if applicable. The Company will not provide further notice of such periods. In no event shall the Options be exercised later than the Expiration Date set forth in Exhibit C.

8. ISOs.

(a) If any Option is an ISO, to the extent that the aggregate Fair Market Value of the shares of Common Stock with respect to which such ISOs are exercisable for the first time by the Holder during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the shares of Common Stock will be determined as of the time the Option with respect to such shares of Common Stock is granted. In the event that the Code or the regulations promulgated thereunder are amended after the grant date of the Acucela Option for which an Option is substituted as provided in Exhibit C to provide for a different limit on the Fair Market Value of shares of Common Stock permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

(b) Notwithstanding any other provision in this Agreement, no term of this Agreement relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Agreement be exercised, so as to disqualify this Agreement under Section 422 of the Code or, without the consent of the Holder affected, to disqualify any ISO under Section 422 of the Code.

9. Non-Transferability of Option.

(a) The Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. Unless otherwise provided in this Section 9, all Options shall be exercisable: (i) during the Holder’s lifetime only by (I) the Holder, or (II) the Holder’s guardian or legal representative; or (ii) after the Holder’s death, by the legal representative of the Holder’s heirs or legatees.

(b) However, if an Option is designated as a NSO in Exhibit C, then the Company may, in its sole discretion, allow the Holder to transfer such Option as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in- law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any individual sharing the Holder’s household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which the Holder or one or more of these persons control the management of assets, and any entity in which the Holder or one or more of these persons own more than 50% of the voting interest. In addition, if any Option is designated an NSO in Exhibit C, then the Company may, in its sole discretion, allow the Holder to transfer the Options to the Holder’s spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights. The Company will allow the Holder to transfer such Options only if both the Holder and the transferee(s) execute the forms prescribed by the Company, which include the consent of the transferee(s) to be bound by this Agreement. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Holder.

10. Adjustment of Shares of Common Stock. If the number of outstanding shares of Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then the exercise prices of and number of shares of Common Stock subject to outstanding Options shall be proportionately adjusted pursuant to the applicable provisions of the Terms and Conditions of Options; provided that fractions of a share of Common Stock will not be issued.

11. Corporate Transactions.

(a) If Options are granted under the 2014 Plan, in the event of a Corporate Transaction, Options need not be treated similarly in a Corporate Transaction and:

(i) any or all Options may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on the Holder;

(ii) the successor corporation may substitute equivalent Options or provide substantially similar consideration to the Holder as was provided to stockholders (after taking into account the existing provisions of the Options);

(iii) in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Options, as provided in this Agreement, pursuant to a Corporate Transaction, (I) then notwithstanding any other provision in this Agreement to the contrary, such Options will expire on such transaction at such time and on such conditions as the Administrator will determine and (II) the Administrator will notify the Holder in writing or electronically that such Option will be exercisable for a period of time determined by the Administrator in its sole discretion, and such Option will terminate upon the expiration of such period; or

(iv) the Administrator may, in its sole discretion, accelerate the vesting of any Options in connection with a Corporate Transaction.

(b) If the Options are granted under the 2012 Plan, in the event of a Corporate Transaction, outstanding Options shall be subject to the agreement evidencing the Corporate Transaction, which need not treat all outstanding Options in an identical manner and such agreement, without the Holder’s consent, shall provide for one or more of the following with respect to all outstanding Options as of the effective date of such Corporate Transaction:

(i) the continuation of such outstanding Options by the Company (if the Company is the successor entity).

(ii) the assumption of outstanding Options by the successor or acquiring entity (if any) of such Corporate Transaction (or by any of its Parents, if any), which assumption, will be binding on Holder; provided that the exercise price and the number and nature of shares issuable upon exercise of any such option, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code.

(iii) the substitution by the successor or acquiring entity in such Corporate Transaction (or by any of its Parents, if any) of equivalent awards with substantially the same terms for such outstanding Options (except that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code);

(iv) the full exercisability or vesting and accelerated expiration of outstanding Options;

(v) the settlement of the full value of such outstanding Options (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity (or its Parent, if any) with a Fair Market Value (determined without regard to any vesting conditions that may apply to such security) equal to the required amount, followed by the cancellation of such Options; provided however, that such Option may be cancelled if such Option has no value, as determined by the Administrator, in its discretion and subject to Section 409A of the Code, such payment may be made in installments and may be deferred until the date or dates when the Option would have become exercisable or vested and such payment may be subject to vesting based on the Holder’s continued Service, provided that the vesting schedule shall not be less favorable to the Holder than the schedule under this Agreement;

(vi) the cancellation of outstanding Options in exchange for no consideration; or

(vii) immediately following the Corporate Transaction, outstanding Options shall terminate and cease to be outstanding, except to the extent such Options, have been continued, assumed or substituted, as described in this Agreement.

(c) If the Options are granted under the 2002 Plan, in the event of a Corporate Transaction,

(i) outstanding Options shall be subject to the agreement of merger or reorganization and such agreement may provide, without limitation, for the assumption of outstanding Options or replacement Options of substantially equivalent value by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration, in all cases without the consent of the Holder;

(ii) in the event that a Corporate Transaction occurs with respect to the Company and the applicable agreement of merger or reorganization provides for assumption or continuation of Options, or the Options otherwise continue, no acceleration of vesting shall occur; or

(iii) in the event that a Corporate Transaction occurs with respect to the Company and there is no assumption or continuation of Options, all Options shall vest and become immediately exercisable immediately before the Corporate Transaction.

12. Tax Consequences. The Holder should consult a tax advisor for tax consequences relating to the Options in the jurisdiction in which the Holder is subject to tax. The Holder acknowledges that, regardless of any action taken by the Company or, if different, the Holder’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Holder’s Options and legally applicable to the Holder (“Tax-Related Items”), is and remains the Holder’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Holder further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Holder’s liability for Tax-Related Items or achieve any particular tax result. Further, the Holder acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. THE HOLDER SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN THE COUNTRY OR COUNTRIES IN WHICH THE HOLDER RESIDES OR IS SUBJECT TO TAXATION BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES OF COMMON STOCK.

13. Withholding Taxes.

(a) Prior to exercise of the Option, the Holder shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer in accordance with applicable law. In this regard, to the extent permitted by applicable law, the Holder authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Holder (i) from the Holder’s wages or other cash compensation paid to the Holder by the Company and/or the Employer or (ii) by means of any other arrangement approved by the Company. The Holder shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Holder’s purchase of shares of Common Stock that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the shares of Common Stock if the Holder fails to comply with the Holder’s obligations in connection with the Tax-Related Items as described in this Section.

(b) Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Holder will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.

(c) For U.S. taxpayers, if the Holder sells or otherwise disposes of any of the shares of Common Stock acquired pursuant to an ISO on or before the later of (i) two years after the original date of grant of the Acucela Option for which the Option was substituted as set forth in Exhibit C, or (ii) one year after the exercise date, the Holder will immediately notify the Company in writing of such disposition. The Holder agrees that the Holder may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO shares of Common Stock by payment in cash or out of the current earnings paid to the Company.

14. Acknowledgement. The Company and the Holder agree that the Options are granted under and governed under the terms of this Agreement and all Exhibits attached hereto including the Terms and Conditions of Options. The Holder: (a) acknowledges receipt of a copy of this Agreement and all Exhibits attached hereto including the Terms and Conditions of Options, (b) represents that the Holder has carefully read and is familiar with their provisions, and (c) hereby accepts the Options subject to all of the terms and conditions set forth in this Agreement and all Exhibits attached hereto including the Terms and Conditions of Options. The Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions relating to this Agreement.

15. Voting and Dividends. The Holder will not have any of the rights of a stockholder with respect to any shares of Common Stock until the shares of Common Stock are issued to the Holder. After shares of Common Stock are issued to the Holder, the Holder will be a stockholder and have all the rights of a stockholder with respect to such shares of Common Stock, including the right to vote and receive all dividends or other distributions made or paid with respect to such shares of Common Stock.

16. Certificates. Unless otherwise provided by the Administrator, the Company shall not issue any certificates. All shares of Common Stock or other securities whether or not certificated, delivered under this Agreement will be subject to such stock transfer orders, legends and other restrictions as the Administrator may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the shares of Common Stock may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the shares of Common Stock are subject.

17. Insider Trading Restrictions/Market Abuse Laws. The Holder shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company, and depending on his or her country, Holder may now or in the future be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell shares of Common Stock under this Agreement during such times as the Holder is considered to have “inside information” or “material fact” regarding the Company (as defined by the laws in Holder’s country or in Japan). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.

18. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Options and on any shares of Common Stock purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Holder to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

19. Disposition of Shares. Holder hereby agrees that upon exercise, Holder shall make no disposition of the shares of Common Stock (other than as permitted by this Agreement) unless and until:

(a) Holder shall have notified the Company of the proposed disposition and provided a written summary of the terms and conditions of the proposed disposition;

(b) Holder shall have complied with all requirements of this Agreement applicable to the disposition of the shares of Common Stock; and

(c) Holder shall have provided the Company with written assurances, in form and substance satisfactory to counsel for the Company, that (i) the proposed disposition does not require registration of the shares of Common Stock under the Securities Act or (ii) all appropriate actions necessary for compliance with the registration requirements of the Securities Act or of any exemption from registration available under the Securities Act have been taken.

20. Appendix. Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any special terms and conditions set forth in the Exhibit F for the Holder’s country.

21. Consent to Electronic Delivery of Documents and Disclosures; Language. By the Holder’s acceptance of the Options, the Holder consents to the electronic delivery of this Agreement and any applicable documents including account statements, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Option. Electronic delivery may include the delivery of a link to a Company intranet, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. The Holder acknowledges that the Holder may receive from the Company a paper copy of any documents delivered electronically at no cost if the Holder contacts the Company by telephone, through a postal service or electronic mail. The Holder further acknowledges that the Holder will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, the Holder understands that the Holder must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, the Holder understands that the Holder’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if the Holder has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail. Finally, the Holder understands that the Holder is not required to consent to electronic delivery. To the extent the Holder has been provided with a copy of this Agreement or any other documents relating to the grant in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation; provided, however, that the Terms and Conditions of Options in Japanese will prevail the Terms and Conditions of Options in a language other than Japanese.

22. No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate the Holder’s Service, for any reason, with or without Cause.

23. Data Privacy.

(a) The Holder hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Holder’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its Parent, and Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s Options (the “Data”).

(b) The Holder understands that the Company and the Employer may hold certain personal information about the Holder, including, but not limited to, the Holder’s name, home address and telephone number, date of birth, social insurance number or other identification number (if any), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Holder’s favor, for the exclusive purpose of implementing, administering and managing the Options.

(c) The Holder understands that Data may be transferred to a Company-designated broker or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Options. The Holder understands that the recipients of the Data may be located in Japan, the United States or elsewhere, and that the recipient’s country (e.g., Japan, the United States) may have different data privacy laws and protections than the Holder’s country. The Holder understands that the Holder may request a list with the names and addresses of any potential recipients of the Data by contacting the Holder’s local human resources representative. The Holder authorizes the Company, its designated broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Options to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Holder’s Options. The Holder understands that Data will be held only as long as is necessary to implement, administer and manage the Holder’s Options. The Holder understands that the Holder may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Holder’s local human resources representative. Further, the Holder understands that the Holder is providing the consents herein on a purely voluntary basis. If the Holder does not consent, or if the Holder later seeks to revoke the Holder’s consent, the Holder’s employment status or Service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Holder’s consent is that the Company would not be able to grant the Holder options or other equity awards or administer or maintain such awards. Therefore, the Holder understands that refusing or withdrawing the Holder’s consent may affect the Holder’s ability to receive the compensation through the Options. For more information on the consequences of the Holder’s refusal to consent or withdrawal of consent, the Holder understands that the Holder may contact the Holder’s local human resources representative.

24. Nature of Grant. In accepting the Option, the Holder acknowledges, understand and agree that:

(a) the grant of the Options are voluntary and occasional and does not create any contractual or other right to receive future grants of options, stock acquisition rights, or benefits in lieu of options, even if options have been granted in the past;

(b) all decisions with respect to future options, stock acquisition rights or other grants, if any, will be at the sole discretion of the Company;

(c) the Option grants shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Parent, or Subsidiary, and shall not interfere with the ability of the Company, the Employer or any Parent, or Subsidiary, as applicable, to terminate the Holder’s employment or Service (if any);

(d) the Options and any shares of Common Stock acquired as a result of the exercise of the Options are not intended to replace any pension rights or compensation;

(e) the Options and any shares of Common Stock acquired as a result of the exercise of the Options and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f) the future value of the shares of Common Stock underlying the Options is unknown, indeterminable, and cannot be predicted with certainty;

(g) if the underlying shares of Common Stock do not increase in value, the Options will have no value;

(h) if the Holder exercises any Option and acquire shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the exercise price;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from the Holder ceasing to provide Services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Holder is employed or the terms of the Holder’s employment agreement, if any), and in consideration of the grant of the Option to which the Holder is otherwise not entitled, the Holder irrevocably agrees never to institute any claim against the Company, its Parent, any of its Subsidiaries or the Employer, waive the Holder’s ability, if any, to bring any such claim, and release the Company, its Parent, Subsidiaries and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, Holder hereby irrevocably agrees not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j) unless otherwise provided by the Company in its discretion, the Options and the benefits evidenced by this Agreement do not create any entitlement to have the Options or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock;

(k) the Options and the shares of Common Stock subject to the Options are not part of normal or expected compensation or salary for any purpose; and

(l) the Holder acknowledges and agrees that neither the Company, the Employer nor any Parent, or Subsidiary shall be liable for any foreign exchange rate fluctuation between the Holder’s local currency and the United States Dollar or Japanese yen that may affect the value of the Options or of any amounts due to the Holder pursuant to the exercise of the Options or the subsequent sale of any shares of Common Stock acquired upon exercise.

25. Securities Law and Other Regulatory Compliance. The Options will not be effective unless such Option is in compliance with all applicable U.S. and foreign federal and state securities and exchange control laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the shares of Common Stock may then be listed or quoted, as they are in effect on the date of grant or date of substitution or assumption of the Options and also on the date of exercise or other issuance. Notwithstanding any other provision in this Agreement, the Company will have no obligation to issue or deliver certificates for shares of Common Stock under this Agreement prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such shares of Common Stock under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the shares of Common Stock with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

26. Entire Agreement. This Agreement and all Exhibits attached hereto constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the shares of Common Stock hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties to this Agreement unless the Agreement permits the Administrator to amend such provision without the consent of the Holder. The failure by either party to enforce any rights under this Agreement will not be construed as a waiver of any rights of such party.

27. Governing Law; Venue; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of Japan, without giving effect to principles of conflicts of law. Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by this Agreement, will be brought and heard exclusively in the Tokyo District Court. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Holder has executed this Agreement, effective as of the date first set forth above and by accepting (whether in writing, electronically or otherwise) this Agreement, Holder and the Company agree that all Options are granted under and governed by the terms and conditions of this Agreement and all Exhibits attached hereto.

HOLDER	KUBOTA PHARMACEUTICAL HOLDINGS CO., LTD.

Signature:	By:

Print Name:	Its:

EXHIBIT A

DEFINITIONS

Unless otherwise defined, capitalized terms used in this Agreement and the Terms and Conditions of Options attached as Exhibit D shall have the following meanings below unless otherwise defined:

(a) “Administrator” means the Board.

(b) “Acquisition” means:

(i) any consolidation or merger in which the Company is a constituent entity or is a party in which the voting stock and other voting securities of the Company that are outstanding immediately prior to the consummation of such consolidation or merger represent, or are converted into, securities of the surviving entity of such consolidation or merger (or of any Parent of such surviving entity) that, immediately after the consummation of such consolidation or merger, together possess less than fifty percent (50%) of the total voting power of all voting securities of such surviving entity (or of any of its Parents, if any) that are outstanding immediately after the consummation of such consolidation or merger;

(ii) a sale or other transfer by the holders thereof of outstanding voting stock and/or other voting securities of the Company possessing more than fifty percent (50%) of the total voting power of all outstanding voting securities of the Company, whether in one transaction or in a series of related transactions, pursuant to an agreement or agreements to which the Company is a party and that has been approved by the Board, and pursuant to which such outstanding voting securities are sold or transferred to a single person or entity, to one or more persons or entities who are affiliates of each other, or to one or more persons or entities acting in concert; or

(iii) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Company and/or any Subsidiary or Subsidiaries of the Company, of all or substantially all the assets of the Company and its Subsidiaries taken as a whole, (or, if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by one or more Subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such Subsidiaries of the Company), except where such sale, lease, transfer or other disposition is made to the Company or one or more wholly owned Subsidiaries of the Company.

(c) “Board” means the board of directors of the Company.

(d) “Cause”

(i) if the Options were granted under the 2014 Plan, Cause means, unless otherwise defined in an agreement between the Holder and the Company, means (I) Holder’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (II) Holder’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (III) unauthorized use or disclosure by Holder of any proprietary information or trade secrets of the Company or any other party to whom the Holder owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (IV) Holder’s willful breach of any of his or her obligations under any written agreement or covenant with the Company;

(ii) if the Options were granted under the 2012 Plan, Cause means, unless otherwise defined in an agreement between the Holder and the Company, termination of employment because of (I) Holder’s unauthorized misuse of the Company or a parent or subsidiary of the Company’s trade secrets or proprietary information; (II) Holder’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (III) Holder’s committing an act of fraud against the Company or a Company or a parent or subsidiary; or (IV) Holder’s gross negligence or willful misconduct in the performance of his or her duties that has had or will have a material adverse effect on the Company or a parent or subsidiary of the Company’ reputation or business; or

(iii) if the Options were granted under the 2002 Plan, Cause means, unless otherwise defined in an agreement between the Holder and the Company, the termination of the Holder’s Service due to the Holder’s commission of any act of fraud, embezzlement or dishonesty; any unauthorized use or disclosure of confidential information or trade secrets of the Company (or any Parent or Subsidiary); or any other intentional misconduct adversely affecting the business affairs of the Company (or any Parent or Subsidiary) in a material manner.

(e) “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f) “Common Stock” means the common stock of the Company.

(g) “Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(h) “Corporate Transaction”

(i) if the Options were granted under the 2014 Plan, Corporate Transaction means the occurrence of any of the following events: (I) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (I) the acquisition of additional securities by any one person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (II) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (III) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (IV) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company) or (V) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by member of the Board whose appointment or election is not endorsed by as majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (V), if any person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same person will not be considered a Corporate Transaction; provided, however, that, a transaction will not be deemed a Corporate Transaction unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time (For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company);

(ii) if the Options were granted under the 2012 Plan, Corporate Transaction means an Acquisition or an Other Combination; or

(iii) if the Options were granted under the 2002 Plan, Corporate Transaction means any merger or consolidation of the Company into or with another corporation or other entity, or the sale, transfer or other disposition of all or substantially all of the assets or capital stock of the Company, or any reorganization, recapitalization or like transaction or series of related transactions having substantially equivalent effect and purpose, at the conclusion of which such merger, consolidation, sale, transfer, disposition, reorganization, recapitalization or like transaction the holders of the capital stock of the Company entitled to vote for the election of directors or similar governing body immediately prior to such transaction or series of related transactions own less than a majority of the capital stock entitled to vote for the election of directors or similar governing body of the acquiring entity or entity surviving or resulting from such transaction or series of related transactions immediately thereafter; provided that a merger effected exclusively for the purpose of changing the domicile of the Company shall not be deemed to constitute a “Corporate Transaction”.

(i) “Director” means a member of the Board.

(j) “Disability”

(i) if the Options were granted under the 2014 Plan, Disability means, unless otherwise defined in an agreement between the Holder and the Company, in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Options, that the Holder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months;

(ii) If the Options were granted under the 2012 Plan, Disability means, unless otherwise defined in an agreement between the Holder and the Company, a disability, whether temporary or permanent, partial or total, as determined by the Administrator; or

(iii) If the Options were granted under the 2002 Plan, Disability means that the Holder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(k) “Employee” means any person, including officers and directors, providing service as an employee to the Company or any Parent or Subsidiary of the Company; provided, however, neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(l) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means, as of any date, the value of a share of the Common Stock determined as follows:

(i) if such shares of Common Stock is publicly traded and is then listed on Tokyo Stock Exchange, its closing price on the date of determination on Tokyo Stock Exchange on which the shares of Common Stock is listed or admitted to trading as reported in Nihon Keizai Shinbun or such other source as the Administrator deems reliable;

(ii) if such shares of Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in such source as the Administrator deems reliable; or

(iii) if none of the foregoing is applicable, by the Administrator in good faith.

(n) “Good Reason” means, unless otherwise defined in an agreement between the Holder and the Company, the occurrence of any of the following, in each case taken without the Holder’s written consent: (i) a material reduction in the Holder’s duties, authority or responsibilities, it being understood that a reduction in the Holder’s responsibilities or authority shall not constitute Good Reason if there is no demotion in the Holder’s title or position or reduction of the scope of the Holder’s duties within the Company; (ii) a material reduction in the Holder’s base salary (and for purposes hereof, “material” means a reduction greater than 10% other than an equivalent percentage reduction in annual base salaries that applies to similarly situated employees of the Company); or (iii) the relocation of the Company’s principal place of business to a location that is outside a 50 mile radius of the Company’s principal place of business as of the date immediately prior to such relocation. Notwithstanding the foregoing, the Holder cannot terminate the Holder’s employment for Good Reason unless the Holder (A) has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) calendar days of the initial existence of such grounds, (B) the Company has failed to cure such circumstances within thirty (30) calendar days after receipt of such notice, and (C) the Holder resigns the Holder’s employment within thirty (30) calendar days of such 30-day cure period.

(o) “ISO” means an incentive stock option described in Code Section 422(b).

(p) “NSO” means a stock option that is not an ISO.

(q) “Other Combination” means any (i) consolidation or merger in which the Company is a constituent entity and is not the surviving entity of such consolidation or merger or (ii) any conversion of the Company into another form of entity; provided that such consolidation, merger or conversion does not constitute an Acquisition.

(r) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(s) “SEC” means the Securities and Exchange Commission.

(t) “Securities Act” means the United States Securities Act of 1933, as amended.

(u) “Service” means service as an Employee, Consultant, or Director to the Company or a Parent or Subsidiary of the Company. An Employee will not be deemed to have ceased to provide Service in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Administrator (in the case of Options granted under the 2002 Plan, if the terms of the leave provide for continued crediting or when continued service crediting is required by applicable law); provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Board and issued and promulgated to employees in writing. In the case of any Employee on an approved leave of absence, the Administrator may make such provisions respecting suspension of vesting of an Option while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in Exhibit B, as applicable. If the Option is granted under the 2014 Plan, in the event of military leave, if required by applicable laws, vesting shall continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Holder’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Holder continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. If the Option is granted under the 2014 Plan, an Employee shall have terminated employment as of the date he or she ceases to provide services (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment shall not be extended by any notice period or garden leave mandated by local law, provided however, that a change in status from an employee to a consultant or advisor shall not terminate the service provider’s Service, unless determined by the

Administrator, in its discretion. The Administrator will have sole discretion to determine whether a Holder has ceased to provide Services and the effective date on which the Holder ceased to provide Services.

(v) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

EXHIBIT B

LIST OF HOLDER’S OPTIONS

Original Date of Grant of Original Acucela Option	Equity Plan	No. of Shares of Common Stock Subject to Original Acucela Option	No. of Unvested Shares of Common Stock Under the Original Acucela Option	Original Acucela Option Grant No.

EXHIBIT C

SUBSTITUTION SHARE ACQUISITION RIGHTS GRANT NO.

[INCLUDE FOR EACH GRANT SET FORTH ON EXHIBIT B]

The Holder has been granted share acquisition rights (“Share Acquisition Rights”) in accordance with the Agreement between the Holder and the Company, dated                     (the “Agreement”) and subject to the terms, and subject to the conditions, described below and set forth in the Agreement and all Exhibits attached thereto.

Name of Holder	[Name]

Address of Holder	[Address]

Type of Share Acquisition Rights:	[Series] Share Acquisition Rights

Total Number of Shares Granted Under Original Acucela Option	[Number]

Total Number of Share	[Number]
Acquisition Rights Subject to this Agreement:

Exercise Price Per Share:	[Applicable exercise price denominated in USD]

Date of Grant of Original Acucela Option:	[Date]

Date of Grant of Substituted Share Acquisition Rights:	[Date]

Name of Equity Plan Under Which Acucela	[Plan]
Option Granted

Vesting Commencement Date:	[Date]

Expiration Date:	[Date]

Type of Option:

        These Share Acquisition Rights are intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

        These Share Acquisition Rights are not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code and is a nonqualified stock option.

Vesting Schedule:

                 shares of Common Stock subject to the Original Acucela Option are vested as of the date hereof.

The Original Acucela Option vests as follows:

[One fourth (1/4th) of the shares of Common Stock subject to the Original Acucela Option shall become exercisable on the 1 year anniversary of the Vesting Commencement Date, with one thirty sixth (1/36th) of the shares of Common Stock subject to the Original Acucela Option becoming exercisable at the end of each full calendar month thereafter, until all of such shares of Common Stock are exercisable, provided that the Holder continues provide Service through such dates.]

The Original Acucela Option and the Share Acquisition Rights granted hereunder may be subject to other vesting terms including acceleration as set forth in any agreement between the Holder and the Company.

EXHIBIT D

TERMS AND CONDITIONS OF [    ] SHARE ACQUISITION RIGHTS

(1) Name of Share Acquisition Rights

Kubota Pharmaceutical Holdings Co., Ltd. the [Series] Share Acquisition Right (the “Share Acquisition Right”). All capitalized terms are defined in this Terms and Conditions of Share Acquisition Rights.

(2) Total number of Share Acquisition Rights

[Number]. The number of shares to be acquired upon exercise of one (1) Share Acquisition Right (the “Number of Shares per Right”) equals one (1) share; provided, however, that, if the total number of shares of common stock of the Company that are subject to the Share Acquisition Rights has been adjusted pursuant to Section (3) below, the Number of Shares per Right shall be adjusted accordingly.

(3) Type and Number of Shares Subject to Share Acquisition Rights

[Number] shares of common stock in Kubota Pharmaceutical Holdings Co., Ltd. (the “Company”)

In the event of stock split, stock consolidation, gratis allotment in the shares of common stock of the Company, or other similar changes in the capital structure of the Company, the number of shares of common stock of the Company that are subject to the Share Acquisition Rights will be adjusted using the following formula, subject to any required action by the Company or applicable law; provided, however, that such adjustment shall only apply to the shares of common stock of the Company that are subject to the Share Acquisition Rights with respect to which the exercise thereof has not yet become effective at the time of such stock split, stock consolidation, gratis allotment in the shares of common stock of the Company, or other similar changes in the capital structure of the Company. Any fraction of a share of common stock of the Company resulting from such adjustment shall be rounded down to the nearest whole share of common stock of the Company.

Number of shares of common stock of the Company after adjustment	=	(Number of shares of common stock of the Company before adjustment)	x	(ratio of stock split, stock consolidation, gratis allotment or other similar changes in the capital structure of the Company)

For the purposes of this Terms and Conditions, “ratio of gratis allotment” means (i) the number of outstanding shares of the common stock of the Company (excluding the number of treasury shares held by the Company) as of the applicable date of the number of shares of common stock of the Company after adjustment divided by (ii) the number of outstanding shares of common stock of the Company (excluding the number of treasury shares held by the Company) as of one day prior to the applicable date of the number of shares of common stock of the Company after adjustment.

(4) Description and Value of the Asset to be Contributed upon Exercise of Share Acquisition Rights

The asset to be contributed to the Company upon exercise of Share Acquisition Rights will be cash.

The value of the asset to be contributed in consideration for one (1) share of common stock of the Company upon exercise of the Share Acquisition Right (the “Exercise Price”) shall be [Applicable exercise price denominated in USD].

In the event of stock split, stock consolidation, gratis allotment in the shares of common stock of the Company, or other similar changes in the capital structure of the Company, the Exercise Price will be adjusted using the following formula, subject to any required action by the Company or applicable law; provided, however, that such adjustment shall only apply to the Exercise Price of the Share Acquisition Rights that have not been exercised at the time of such stock split or stock consolidation, gratis allotment in the shares of common stock of the Company, or other similar changes in the capital structure of the Company. Any fraction resulting from such adjustment shall be rounded up to the nearest whole yen.

Exercise Price after adjustment	=	Exercise Price before adjustment
Ratio of stock split, stock consolidation, gratis allotment or other similar changes in the capital structure of the Company

(5) Exercise Period of Share Acquisition Rights

From [Date] (Japan Time) to [Date] (Japan Time) (the “Expiration Date”)

(6) Matters relating to Stated Capital and Capital Reserve to be Increased by Issuance of New Shares of Common Stock of the Company upon Exercise of Share Acquisition Rights

(i) The amount of stated capital of the Company to be increased by the issuance of shares of common stock of the Company upon exercise of the Share Acquisition Rights will be one-half of the maximum amount of increase of stated capital calculated in accordance with Article 17 of the Corporate Calculation Rules. Any amount less than one yen resulting from the calculation will be rounded up to the nearest yen.

(ii) The amount of capital reserves of the Company to be increased by the issuance of shares of common stock of the Company upon exercise of the Share Acquisition Rights will be the maximum amount of increase of stated capital described in (i) above less the amount of stated capital to be increased as set out in (i) above.

(7) Conditions of Exercise of Share Acquisition Rights

(i) If a holder of the Share Acquisition Rights ceases to be an employee, director or consultant (the “Service Provider”) for any reason except death or disability, and other than for cause, the holder may only exercise its Share Acquisition Rights within three (3) months after the holder ceases to be a Service Provider to the extent that the Share Acquisition Rights are vested and exercisable on the date of termination (but in no event later than the Expiration Date).

(ii) If a holder of the Share Acquisition Rights ceases to be a Service Provider as a result of the holder’s disability, the holder may only exercise its Share Acquisition Rights within twelve (12) months after the holder ceases to be a Service Provider to the extent that the Share Acquisition Rights are vested and exercisable on the date of termination (but in no event later than the Expiration Date).

(iii) If a holder of the Share Acquisition Rights dies while the holder is a Service Provider, the Share Acquisition Rights may be exercised within twelve (12) months following the holder’s death to the extent that the Share Acquisition Rights are vested and exercisable on the date of death (but in no event later than the Expiration Date) by the holder’s heir(s).

(iv) If the holder of the Share Acquisition Rights is terminated for cause, then the holder’s Share Acquisition Rights shall expire on the holder’s date of termination of service, or at such later time and on such conditions as are determined by the Company (but in no event later than the Expiration Date).

(8) Restrictions on Acquisition of Share Acquisition Rights by Assignment

Any acquisition of Share Acquisition Rights by assignment must be approved by the board of directors of the Company.

(9) Acquisition of Share Acquisition Rights by the Company

(i) In the event (a) a merger agreement whereby the Company will become an absorbed company, (b) a share exchange agreement or a share transfer plan whereby the Company will become a wholly owned subsidiary company, or (c) an absorption-type corporate split agreement or an incorporation-type corporate split plan whereby the Company will become a splitting company (only limited to a corporate split whereby all or substantially all of the assets of the Company will be transferred) is approved by the general meeting of shareholders of the Company (or the board of directors of the Company if the approval at the general meeting of shareholders is not required), the Company may acquire the Share Acquisition Rights without consideration upon such date as determined by the board of directors of the Company.

(ii) In the event that a holder of the Share Acquisition Rights becomes unable to exercise its Share Acquisition Rights pursuant to Section (7) above, the Company may acquire the Share Acquisition Rights held by such holder without consideration upon such date as determined by the board of directors of the Company.

(iii) In the event that a holder of the Share Acquisition Rights becomes unable to exercise its Share Acquisition Rights pursuant to the agreement to be executed between the Company and the holder, the Company may acquire the Share Acquisition Rights held by such holder without consideration upon such date as determined by the board of directors of the Company.

(10) Grant of Share Acquisition Rights and its Conditions in Case of Merger (Limited to the Merger where the Company is an Absorbed Company), Absorption-type Corporate Split, Incorporation-type Corporate Split, Share Exchange or Share Transfer.

In the case of a merger (limited to the merger where the Company is an absorbed company), absorption-type corporate split, incorporation-type corporate split, share exchange or share transfer (the “Reorganization”), share acquisition rights of the constituent company provided for in, Article 236, Paragraph (1), Item (8), Sub items (a) to (e) of the Companies Act of Japan (the “Successor Company”) will be granted to the holders of the Share Acquisition Rights which have not been exercised at the time when such Reorganization has become effective, in exchange for such Share Acquisition Rights in accordance with the following provisions; provided, however, that such share acquisition rights will be granted only if a merger agreement, an absorption-type corporate split agreement, an incorporation-type corporate split plan, a share exchange agreement or a share transfer plan provides that such share acquisition rights of the Successor Company will be granted.

(i) The total number of the Successor Company’s share acquisition rights granted thereunder

The number reasonably determined, based on the number of the Share Acquisition Rights held by the holder, with taking into consideration the terms and conditions of the Reorganization.

(ii) Type of shares of the Successor Company to be acquired

Common stock of the Successor Company.

(iii) Number of shares of the Successor Company that are subject to share acquisition rights granted thereunder

The number reasonably determined with taking into consideration the terms and conditions of the Reorganization.

(iv) Value of asset to be contributed upon exercise of share acquisition rights granted thereunder

The amount calculated as (i) the price per share reasonably determined, based on the Exercise Price as provided for in Section (4) above, with taking into consideration the terms and conditions of the Reorganization, multiplied by (ii) the number of shares of the Successor Company to be acquired upon exercise of one (1) share acquisition right granted thereunder.

(v) Exercise period of share acquisition rights granted thereunder

From the effective date of the Reorganization to the Expiration Date.

(vi) Conditions of exercise of share acquisition rights granted thereunder

The same as provided for in Section (7) above.

(vii) Restrictions on acquisition of share acquisition rights granted thereunder by assignment

The same as provided for in Section (8) above.

(11) Treatment of Fractional Shares resulting from the Exercise of Share Acquisition Rights

In the event the number of shares to be delivered to the holder of the Share Acquisition Rights who exercised the Share Acquisition Rights includes a fraction of a share, such fractional number shall be rounded off.

(12) The Company will not issue certificate for the Share Acquisition Rights.

(13) Other Matters

If, due to amendment to the Companies Act of Japan or any other laws, any provision in these terms and conditions would be read differently or require some other measures, the Company will take such necessary measures.

EXHIBIT E

COUNTRY SPECIFIC PROVISIONS